SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Tweeter Home Entertainment Group, Inc.

(Name of Registrant as Specified In Its Charter)

Tweeter Home Entertainment Group, Inc.

(Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
VOTING SECURITIES
Proposal 1: Election of Directors
GENERAL INFORMATION RELATING TO THE BOARD OF DIRECTORS
Security Ownership of Certain Beneficial Owners and Management
Summary Compensation Table
PERFORMANCE GRAPH

TWEETER HOME ENTERTAINMENT GROUP, INC.

40 Pequot Way
Canton, MA 02021

Dear Stockholder:

      You are cordially invited to attend Tweeter Home Entertainment Group, Inc.’s (“Tweeter”) annual meeting of stockholders on January 21, 2003. The meeting will begin promptly at 10:30 AM at the offices of Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, Massachusetts.

      The official Notice of Meeting, proxy statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the proxy statement. This year we are asking stockholders to elect two Directors and approve the selection of Tweeter’s accountants.

      The vote of every stockholder is important. Whether or not you expect to attend the meeting in person, you are urged to submit your proxy as soon as possible. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating, and returning the enclosed proxy card and mailing it in the postage-prepaid envelope provided. The Board of Directors and management look forward to greeting those stockholders who are able to attend.

Sincerely,

Jeffrey Stone
President and Chief Executive Officer

TWEETER HOME ENTERTAINMENT GROUP, INC.

40 Pequot Way
Canton, MA 02021

December 17, 2002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       The annual meeting of stockholders (the “Annual Meeting”) of Tweeter Home Entertainment Group, Inc. will be held at the offices of Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, Massachusetts, on January 21, 2003, at 10:30 AM, for the following purposes:

1.	To elect two Directors, each to serve for a three-year term or until the election and qualification of their respective successors.

2.	To act upon the approval of the designation of Deloitte & Touche LLP to audit the books, records and accounts of Tweeter for Fiscal Year 2003.

3.	To consider and act upon all other matters which may properly come before the Annual Meeting or any adjournment or adjournments thereof.

      The Board of Directors has set the close of business on Monday, December 16, 2002, as the record date for the purpose of determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof, and only stockholders of record on that date shall be entitled to notice of and to vote at said meeting.

      Whether or not you plan to attend the meeting, please fill in, date, sign and return the enclosed proxy promptly in the return envelope provided. Alternatively, if you have shares registered directly with Tweeter’s transfer agent, EquiServe, you may choose to vote those shares via the Internet at EquiServe’s voting Web site (http://www.eproxyvote.com/ twtr), or you may vote telephonically, within the U.S. and Canada only, by calling EquiServe at 1-877-779-8683 (toll free). If you hold Tweeter shares with a broker or bank, you may also be eligible to vote via the Internet or to vote telephonically if your broker or bank participates in the proxy-voting program provided by ADP Investor Communication Services. If your Tweeter shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may be able to vote those shares via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com) or telephonically by calling the telephone number shown on your voting form. See “Voting Via the Internet or By Telephone” in the proxy statement for further details. You are cordially invited to attend the meeting.

By Order of the Board of Directors,

Joseph McGuire
Chief Financial Officer

TWEETER HOME ENTERTAINMENT GROUP, INC.

PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Tweeter Home Entertainment Group, Inc. (Nasdaq: “TWTR”) for the annual meeting of stockholders to be held on January 21, 2003. Only stockholders of record at the close of business on December 16, 2002 are entitled to notice of and to vote at the meeting.

      Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so.

      Unless contrary instructions are indicated on the proxy, all valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for Director named herein and FOR the approval of the designation of Deloitte & Touche LLP to audit Tweeter’s books, records and accounts for fiscal year 2003. If a stockholder specifies a different choice on the proxy, such stockholder’s shares of common stock will be voted in accordance with such specifications.

      Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with Tweeter’s Secretary an instrument revoking it, by presenting an executed proxy bearing a later date at the Annual Meeting, or by attending the Annual Meeting and voting in person.

      The cost of soliciting proxies will be borne by Tweeter. Solicitations may be made by mail, personal interview, telephone and/or telegram by Tweeter’s Directors, officers and employees, without additional compensation for such solicitation activities. Tweeter will make arrangements with its transfer agent, EquiServe, to forward solicitation material to the beneficial owners of Tweeter’s common stock held of record. Tweeter will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of common stock held in their respective names.

      Tweeter has retained the services of a proxy solicitation firm, Georgeson Shareholder Communications, for a fee of $5,000 plus reasonable out of pocket expenses.

      Copies of Tweeter’s 2002 Annual Report are being mailed to stockholders together with this Proxy Statement. The Annual Report contains Tweeter’s financial statements for the fiscal years ended September 30, 2002, September 30, 2001 and September 30, 2000.

VOTING SECURITIES

      Holders of record of Tweeter’s common stock at the close of business on Monday, December 16, 2002 (the “Record Date”) have the right to receive notice of and to vote at the Annual Meeting and any adjournments of the meeting. At the Record Date, there were 23,574,803 shares of common stock issued and outstanding. Each share of common stock entitles the holder of that share to one vote on each matter submitted to a vote at the Annual Meeting.

      Under Tweeter’s bylaws, the presence, in person or by proxy, of stockholders holding a majority in interest of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum for the transaction of business. With respect to the approval of any particular proposal, abstentions and broker non-votes are not counted in determining the number of votes cast. Other than the election of Directors, which requires a plurality of the votes cast in person or by proxy, each matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast in person or by proxy at the meeting.

Proposal 1: Election of Directors

Nominees for Director, Directors Continuing in Office and Executive Officers

      Tweeter’s bylaws provide for a Board of Directors consisting of such number of Directors as may be fixed from time to time by the Board. The Board is divided into three classes, with each class holding office for a term of three years and the term of office of one class expiring each year. The Board has fixed the number of Directors to constitute the full Board for the ensuing year at seven, two of whom are to be elected at the Annual Meeting for a term expiring at the 2006 annual meeting of stockholders, three whose terms expire at the 2004 annual meeting of stockholders, and two whose terms expire at the 2005 annual meeting of stockholders. Samuel Bloomberg, a Director since 1972, and Michael Cronin, a Director since 1995, are in the class of Directors whose term expires at the Annual Meeting. The Board has nominated Mr. Bloomberg and Mr. Cronin for election to the class of Directors whose term will expire in 2006.

      The persons named as proxies in the proxy card will vote the shares represented by your proxy for the election of Mr. Bloomberg and Mr. Cronin as Directors unless your proxy card specifies otherwise. If either of the nominees for election to the Board should, for any reason not now anticipated, not be available to serve as a Director, the persons named as proxies will vote the shares for such other candidate as may be designated by the Board, unless the Board reduces the number of Directors constituting the full Board in order to eliminate the vacancy. The Board has no reason to believe that Mr. Bloomberg and Mr. Cronin will be unable to serve if elected.

      The table below sets forth certain information with respect to the nominees for election to the Board of Directors, those Directors whose terms of office will continue after the Annual Meeting and Tweeter’s Executive Officers.

			Expiration of
			Current or
	Principal Occupation, Business Experience and Other	First Elected	Proposed
Name and Age	Business Affiliations	Director	Term of Office

Samuel Bloomberg, 51	Director and Chairman of the Board of Tweeter. Mr. Bloomberg has served as Chairman of the Board since 1986 and served as the Chief Executive Officer from 1983 until 2000. Mr. Bloomberg is a co-founder of Tweeter. Mr. Bloomberg and Jeffrey Bloomberg are brothers.	1972	2006
Jeffrey Stone, 45	Director, President and Chief Executive Officer of Tweeter. Mr. Stone has served as the President and Chief Executive Officer of Tweeter since January 2000 and served as Chief Operating Officer from 1990 to 2000. From 1987 to 1990 Mr. Stone served as the Executive Vice President of Bread & Circus, a specialty natural foods supermarket chain, and from 1983 to 1987 served as Vice President of Human Resources and Training for Scandinavian Design, a specialty furniture retailer. Mr. Stone is also a Director of PRO, the buying group of specialty consumer electronics retailers of which Tweeter is a member. Mr. Stone also serves as a Director of Abington Savings Bank.	1990	2004

			Expiration of
			Current or
	Principal Occupation, Business Experience and Other	First Elected	Proposed
Name and Age	Business Affiliations	Director	Term of Office

Jeffrey Bloomberg, 55	Director of Tweeter. In 2001, Mr. Bloomberg joined Gordon Brothers Group LLC. in the Office of the Chairman. Gordon Brothers assists retail and consumer goods companies in monetizing under performing assets. From 1994 to 2001, Mr. Bloomberg served as the President of Bloomberg Associates, Inc., an investment banking company. From 1985 to 1993, Mr. Bloomberg served as a Managing Director at Bear Stearns & Co., Inc., specializing in corporate finance and mergers and acquisitions. Mr Bloomberg and Samuel Bloomberg are brothers	1989	2004
Matthew Bronfman, 43(1)(2)	Director of Tweeter. In 2001, Mr. Bronfman became a managing director at ACI Capital, a private equity firm. Mr. Bronfman founded, and from 1994 to 2001 served as Chairman and Chief Executive Officer of, Perfumes Isabel, a fragrance and gift company. In 1990, Mr. Bronfman served as Director, and from 1991 to 1994 Mr. Bronfman served as Chairman and Chief Executive Officer, of Sterling Cellular Holdings, LP, a privately held cellular telephone company.	1989	2005
Michael Cronin, 49(1)(2)	Director of Tweeter. From 1991 to the present Mr. Cronin has served as Managing Partner of Weston Presidio, a management company for several venture capital limited liability partnerships. Mr Cronin also serves as a Director of Tekni-plex, Inc. and Nebraska Books.	1995	2006
Steven S. Fischman, 60(1)	Director of Tweeter. Since 1992, Mr. Fischman has been the President of New England Development (NED), a regional mall developer based in New England. From 1996 to August 1999, Mr. Fischman also served as a Managing Director of the General Partner of Wells Park Group Limited Partnership, a mall management company formed by NED and an unrelated partner. Prior to joining NED, Mr. Fischman was a Director and shareholder in the Boston law firm of Goulston & Storrs, P.C., Tweeter’s legal counsel. Mr. Fischman is also Chairman of the Board of Trustees of Newton-Wellesley Hospital.	1998	2005

Expiration of
Current or
	Principal Occupation, Business Experience and Other	First Elected	Proposed
Name and Age	Business Affiliations	Director	Term of Office

Peter Beshouri, 47	Director and Senior Vice President of Tweeter. Mr. Beshouri has served as Senior Vice President since Tweeter acquired Sound Advice in August 2001. Prior to the acquisition, Mr. Beshouri had been an employee of Sound Advice since 1974, served as Chairman of the Board and Chief Executive Officer of Sound Advice since August 1982 and served as President of Sound Advice since May 1985.	2001	2004
Joseph McGuire, 42	Mr. McGuire has served as Tweeter’s Senior Vice President since July 2001 and Chief Financial Officer since May 1996. From May 1996 to June 2001, Mr. McGuire also served in the capacities of Vice President and Chief Information Officer of Tweeter. Prior to joining Tweeter, Mr. McGuire was the Chief Financial Officer of Bryn Mawr Radio & Television Centre, Inc. from 1987 to 1996.

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

GENERAL INFORMATION RELATING TO

THE BOARD OF DIRECTORS

The Board of Directors

      The Board of Directors held six meetings in the fiscal year ended September 30, 2002. No member of the Board of Directors attended less than 80% of the total number of meetings of the Board and committees thereof upon which he served during the fiscal year ended September 30, 2002.

Committees of the Board of Directors

      The Board of Directors has an Audit Committee, consisting of Michael Cronin, Matthew Bronfman and Steven Fischman, which makes recommendations concerning the engagement of independent public accountants, reviews the plans for and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants and reviews the adequacy of Tweeter’s internal accounting controls. The Audit Committee held five meetings during the fiscal year ended September 30, 2002. The Audit Committee recommended Tweeter’s selection of Deloitte & Touche LLP to serve as Tweeter’s auditors for the fiscal year ended September 30, 2003.

      The Compensation Committee of the Board of Directors establishes and implements compensation policies and programs for Tweeter’s executive officers and exercises all powers of the Board of Directors in connection with Tweeter’s incentive compensation and benefit plans. The Compensation Committee of the Board consists of Matthew Bronfman and Michael Cronin. The Compensation Committee held two meetings during the fiscal year ended September 30, 2002.

      Tweeter had no nominating committees of the Board of Directors or committees performing similar functions during the year ended September 30, 2002.

Compensation of Directors

      Tweeter currently pays each non-employee Director $5,000 per quarter, provided such Director attends the meetings of the Directors scheduled for such quarter either in person or by telephone. All Directors are reimbursed for reasonable expenses incurred in attending meetings, but are no longer paid a per meeting fee. Members of the Audit Committee are paid $2,000 per meeting of the Audit Committee and members of the Compensation Committee are paid $500 per meeting of the Compensation Committee. Under current Director compensation arrangements, upon each subsequent election or re-election, each Director who is not also an employee or affiliate of Tweeter is granted options under Tweeter’s 1998 Stock Option and Incentive Plan exercisable for the purchase of 5,000 shares of common stock, with an exercise price equal to the fair market value of the common stock at the date of grant. Such options vest upon grant. A sitting Director will receive annual grants of 5,000 shares each year of his or her term, with an exercise price equal to the fair market value of the common stock on the date of the grant. These options vest upon grant.

Board of Directors Recommendation

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE BOARD’S NOMINEES, SAMUEL BLOOMBERG AND MICHAEL CRONIN. A PLURALITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE ANNUAL MEETING IS REQUIRED TO ELECT EACH NOMINEE AS DIRECTOR.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding the beneficial ownership of Tweeter’s Common Stock as of the Record Date by (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) known by Tweeter to be the beneficial owner of more than 5% of Tweeter’s Common Stock, (ii) each of Tweeter’s Named Executives (as defined below) and Directors, and (iii) all of Tweeter’s executive officers and Directors as a group. Except as otherwise indicated in the footnotes to this table, Tweeter believes that the persons named in this table have sole voting and investment power with respect to all of the shares of Common Stock indicated.

	Common Stock
	Beneficially Owned(1)		Percent
	As of		Of
Name	December 16, 2002		Class

Named Executive Officers
Samuel Bloomberg *	1,282,301	(2)	5.4
Jeffrey Stone *	480,220	(3)	2.0
Joseph McGuire	95,050	(4)	**
Peter Beshouri *	104,000	(5)	**
Directors/ Director Nominees
Jeffrey Bloomberg	296,601	(6)	1.3
Matthew Bronfman	150,886	(7)	**
Michael Cronin	53,157	(8)	**
Steven Fischman	29,600	(9)	**
Directors and Executive Officers as a Group (8 persons)	2,491,815	(10)	10.2
Beneficial Owners of more than 5%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	3,286,540	(11)	13.9
Delaware Management Holdings 2005 Market Street Philadelphia, PA 19103	1,469,491	(12)	6.2
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,452,900	(12)	6.2

*	Messrs. Bloomberg, Stone and Beshouri are also Directors of Tweeter.

**	Represents less than 1% of class.

     (footnotes on following page)

(1)	Includes the number of shares and percentage ownership represented by such shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock that are subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date. Such shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by such person. Such shares are not deemed outstanding, however, for the purposes of computing the percentage ownership of any other person.

(2)	Includes 67,025 shares held, in the aggregate by the Samuel Bloomberg Family Trusts for the benefit of Mr. Bloomberg’s children and 14,454 shares held by Carolina Bloomberg, the wife of Mr. Bloomberg. Mr. Bloomberg expressly disclaims beneficial ownership of the shares held by the Samuel Bloomberg Family Trusts and Carolina Bloomberg. Also includes 257,103 shares subject to options granted by Tweeter to Mr. Bloomberg exercisable within 60 days of the Record Date.

(3)	Includes 192,800 shares subject to options granted by Tweeter to Mr. Stone exercisable within 60 days of the Record Date.

(4)	Includes 68,400 shares subject to options granted by Tweeter to Mr. McGuire exercisable within 60 days of the Record Date.

(5)	Includes 104,000 shares subject to options granted by Tweeter to Mr. Beshouri exercisable within 60 days of the Record Date.

(6)	Includes 22,896 shares held, in the aggregate, by trusts for the benefit of Mr. Bloomberg’s children. Mr. Bloomberg expressly disclaims beneficial ownership of these shares. Also includes 27,500 shares subject to options granted by Tweeter to Mr. Bloomberg exercisable within 60 days of the Record Date.

(7)	Includes 117,668 shares subject to options granted by Tweeter to Mr. Bronfman exercisable within 60 days of the Record Date.

(8)	Includes 27,500 shares subject to options granted by Tweeter to Mr. Cronin exercisable within 60 days of the Record Date.

(9)	Includes 29,600 shares subject to options granted by Tweeter to Mr. Fischman exercisable within 60 days of the Record Date.

(10)	Includes 824,571 shares in the aggregate subject to options granted by Tweeter to Tweeter’s directors and executive officers exercisable within 60 days of the Record Date.

(11)	Information concerning beneficial ownership was obtained from Schedule 13Gs filed in August 2002.

(12)	Information concerning beneficial ownership was obtained from Schedule 13Gs filed in February 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Directors, officers and persons who are beneficial owners of more than ten percent of Tweeter’s common stock to file with the Securities and Exchange Commission reports of their ownership of Tweeter’s securities and changes in that ownership. To Tweeter’s knowledge, based upon a review of copies of reports so filed, all persons required to file such reports regarding ownership and transactions during the fiscal year ended September 30, 2002 did so by no later than the date the reports were due, except for the following: a Form 3 filed by Peter Beshouri on September 25, 2001 was subsequently amended to correct an error in the number of shares of Tweeter common stock beneficially owned by him; a Form 4 filed by Peter Beshouri on December 10, 2001 omitted one transaction effected the previous month and was subsequently amended to correct the error; a Form 4 filed by Matthew Bronfman on August 8, 2002 omitted one transaction effected the previous month and was subsequently amended to correct the error; a Form 4 was filed late for transactions effected by Jeffrey Bloomberg in December 2001 and July 2002; a Form 4 was filed late for a transaction effected by Samuel Bloomberg in January 2002; and Forms 5 due November 14, 2001 by Shelley Miller (one transaction), Steven Fischman (two transactions), Samuel Bloomberg (two transactions), Michael Cronin (one transaction), Matthew Bronfman (one transaction), Jeffrey Stone (one transaction), Joseph McGuire (three transactions) and Jeffrey Bloomberg (five transactions) were filed on November 15, 2001.

Executive Compensation

      The following table sets forth the compensation earned by Tweeter’s Chairman and each of the other executive officers of Tweeter (the “Named Executives”) for services rendered in all capacities to Tweeter during fiscal 2000, 2001 and 2002:

Summary Compensation Table

				Long-Term
	Annual			Compensation
	Compensation(1)			Securities
				Underlying
Name And Principal Position	Year	Salary	Bonus(2)	Options

Samuel Bloomberg	2002	$409,327	$18,750	80,000
Chairman of the Board	2001	$375,000	$86,400	42,000
	2000	$374,231	$81,250	35,000
Jeffrey Stone	2002	$498,558	$21,250	140,000
President and Chief Executive Officer	2001	$425,000	$129,600	58,000
	2000	$423,846	$121,875	45,000
Joseph McGuire	2002	$285,251	$13,000	80,000
Senior Vice President, Chief Financial Officer	2001	$259,038	$51,700	25,000
	2000	$234,038	$50,000	40,000
Peter Beshouri(3)	2002	$391,539	$0	35,000
Sr. Vice President	2001(3)	$66,667	$0	30,000

(1)	The compensation described in this table does not include medical or other benefits received by the Named Executives that are generally available to all salaried employees of Tweeter.

(2)	Bonus payments paid relate to the previous fiscal year results.

(3)	Represents compensation paid to Mr. Beshouri from August 1, 2001 through September 30, 2001.

     The following table sets forth information relating to grants of stock options made during fiscal 2002 to each of the Named Executive Officers under Tweeter’s 1998 Stock Option and Incentive Plan:

Option Grants in Fiscal 2002

		Percent of			Potential Realizable
		Total			Value at Assumed Annual
	Number of	Options			Rates of Stock Price
	Securities	Granted to	Exercise		Appreciation for Option
	Underlying	Employees	Price		Term
	Options	in Fiscal	Per	Expiration
Name	Granted	Year	Share	Date	5%	10%

Samuel Bloomberg	80,000 (1)	7.10%	$7.27	9/5/2007	$160,685	$355,073
Jeffrey Stone	140,000 (1)	12.40%	$7.27	9/5/2007	$281,199	$621,377
Joseph McGuire	80,000 (1)	7.10%	$7.27	9/5/2007	$160,685	$355,073
Peter Beshouri	35,000 (1)	3.10%	$6.90	9/30/2008	$82,133	$186,332

The price of one share of Tweeter Common Stock acquired at $7.27 if compounded over 5 years at 5% and 10% would equal approximately $9.28 and $11.21, respectively. The price of one share of Tweeter Common Stock acquired at $6.90 if compounded over 6 years at 5% and 10% would equal approximately $9.25 and $12.22, respectively.

(1)	Number of shares issuable upon the exercise of options granted on September 5, 2002 and September 30, 2002, under the Tweeter Home Entertainment Group, Inc. 1998 Stock Option and Incentive Plan. The options issued on September 5, 2002 vest 34% immediately and 33% over the next 2 years and the options issued on September 30, 2002 vest 30% over the next 2 years and 40% in the third year.

Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Options at		In-the-Money Options at
	Shares Acquired	Value	Fiscal Year End		Fiscal Year End
Name	on Exercise	Realized	Exercisable/Unexercisable		Exercisable/Unexercisable

Samuel Bloomberg	32,253	$7,741	257,103/	96,200	$391,976/$0
Jeffrey Stone	23,200	$196,200	372,594/	151,000	$789,197/$0
Joseph McGuire	10,200	$11,590	90,248/	83,800	$ 17,213/$0
Peter Beshouri	130,000	$2,746,550	104,000/	56,000	$ 66,500/$0

Employment Agreements

      The summaries of the various employment agreements set forth below are qualified in their entirety by reference to the full text of such agreements, which are exhibits to Amendment No. 1 to Tweeter’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 8, 1998 or Tweeter’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

Bloomberg and Stone Agreements

      Upon completion of Tweeter’s initial public offering in July 1998, Tweeter entered into five-year employment agreements with Samuel Bloomberg and Jeffrey Stone (the “Employment Agreements”). The Employment Agreements provide that Messrs. Bloomberg and Stone each receive a base salary of $300,000 per year through September 30, 1998, $325,000 from October 1, 1998 to September 30, 1999, and thereafter at the annual rate of at least $325,000, plus such increases as may be determined by the Compensation Committee of the Board of Directors. Each of Messrs. Bloomberg and Stone have the opportunity to earn incentive bonuses based upon certain performance criteria, to be determined by the Compensation Committee, and the opportunity to receive stock options and other incentive awards under Tweeter’s 1998 Stock Option and Incentive Plan.

      The Employment Agreements provide for continued employment until termination by either party. Tweeter, however, may terminate either Employment Agreement with or without cause at any time. If either executive’s employment is terminated by Tweeter without cause, Tweeter is obligated to pay the respective executive an amount equal to such executive’s unvested accrued benefits under any stock option plan, incentive plan or retirement plan plus severance pay calculated as follows: (i) if the executive is terminated during the first three years of the agreement, he will receive an amount equal to his annual base salary in effect in the year of termination for three years following termination, (ii) if the executive is terminated in the fourth year, he will receive an amount equal to two times his annual base salary in effect in the year of termination for two years following termination, and (iii) if the executive is terminated in the fifth or any subsequent year of the agreement, he will receive an amount equal to his annual base salary in the year of termination. The Employment Agreements also provide that if Tweeter and Messrs. Bloomberg and Stone do not renew the Employment Agreements upon expiration, Tweeter may elect to pay such executives two years severance in exchange for a two-year non-competition arrangement.

McGuire Employment Agreement

      Upon completion of Tweeter’s initial public offering in July 1998, Tweeter entered into an employment agreement with Joseph McGuire. The Company renewed this agreement on July 21, 2001. Under the terms of this three-year agreement, Mr. McGuire earns a base annual salary of $260,000 plus such increases as may be determined by the President, and has the opportunity to earn yearly incentive bonuses based on performance criteria (determined by the Compensation Committee). Mr. McGuire is also entitled to receive stock options and other incentive awards under Tweeter’s stock option and incentive plans. Tweeter may elect, upon the expiration and non-renewal of the agreement, to pay Mr. McGuire two years of severance pay in exchange for a two-year non-competition agreement from Mr. McGuire. If Tweeter terminates Mr. McGuire’s employment without cause, Tweeter is obligated to pay Mr. McGuire an amount equal to his base salary in the year of termination, and must permit his options and incentives to continue to vest for one year following termination.

Beshouri Employment Agreement

      Upon the acquisition of Sound Advice, Tweeter entered into an employment agreement with Peter Beshouri. Under the terms of this two-year agreement, Mr. Beshouri earns a base annual salary of $400,000. For entering into the agreement, Mr. Beshouri also received a signing bonus of $100,000, stock options for 30,000 shares of Tweeter common stock and, as additional consideration for entering into Tweeter’s Noncompetition, Nondisclosure and Nonsolicitation agreement, he received an additional $1,900,000. Mr. Beshouri is also entitled to receive stock options and is eligible to receive annual bonuses, in the sole and absolute discretion of Tweeter. The employment agreement provides that if Mr. Beshouri’s employment is terminated by Tweeter without cause or Mr. Beshouri terminates his employment for good reason, Tweeter is obligated to pay Mr. Beshouri an amount equal to his salary to the second anniversary of his employment agreement.

Compensation Committee Report Regarding Executive Compensation

      The Compensation Committee of the Board of Directors makes decisions regarding cash compensation paid and stock options granted to Tweeter’s executive officers. The Compensation Committee has submitted the following report concerning executive compensation:

Compensation Philosophy

      The Compensation Committee (the “Committee”), which is composed entirely of outside independent Directors, reviews, evaluates and approves the amount, design and implementation of Tweeter’s compensation system for executive officers. Tweeter believes that corporate performance and, in turn, stockholder value will be best enhanced by a compensation system that supports and reinforces Tweeter’s key operating and strategic goals while aligning the financial interests of Tweeter’s executive officers with those of the stockholders. Tweeter utilizes both short-term and long-term incentive compensation programs to achieve these objectives. Executive officer incentive compensation programs are tied to company-wide achievement of annual financial and operational goals and the market value of Tweeter’s stock. The Committee believes that the use of company-wide performance in setting goals promotes a unified vision for senior management and creates common motivation among the executives. For other salaried employees, the incentive compensation program is also tied to divisional, departmental or store business goals and, in some cases, individual performance.

      For Tweeter’s 2002 fiscal year, the Committee made its compensation decisions based on a review of Tweeter’s 2001 fiscal year performance, on Tweeter’s budget and other projections for the 2002 fiscal year, and on Tweeter’s performance in comparison to certain of its competitors. The committee also used information from an Executive Compensation Survey provided by an independent consulting firm.

Components of the Executive Compensation Program

      Tweeter’s compensation program for executive officers consists generally of three components: base salary, an annual performance-based cash bonus and long-term stock incentives. In making compensation decisions, the Committee generally compares the compensation of Tweeter’s executive officers with compensation of officers at certain other retail companies and has utilized a nationally known compensation consultant, as it deemed necessary.

      The Committee generally compares various short- and long-term performance measures, including total stockholder return, return on average stockholders’ equity, sales, pre-tax net income and earnings per share for Tweeter and other companies with which it competes with for executive talent. The Committee has not established any particular level at which overall compensation will be set in respect to the compensation peer group. The Committee believes that the total compensation of the named executive officers is supported by Tweeter’s competitive comparisons on the short- and long-term performance factors and is appropriate given

Tweeter’s overall performance. The individual elements of the executive compensation program are addressed below.

Annual Salary

      Each year, the Committee establishes salaries for executive officers. Such salaries are based on proposals submitted by Tweeter’s Chief Executive Officer (“CEO”) for annual salary for the executive officers other than himself. The Committee set the executive officer salaries for the 2002 fiscal year after reviewing the CEO’s recommendations and considering the information in the Executive Compensation Survey. The Committee believes that the current level of annual salaries for executive officers is appropriate and that it also provides for a large percentage of total compensation to be at risk under the incentive programs. In evaluating individual executive officers, the Committee may also consider, among other factors, (1) a qualitative evaluation of the individual executive officer’s performance provided by the CEO, (2) the job responsibilities of the individual executive, including changes in those responsibilities, and (3) Tweeter’s performance in relation to its target financial and operational goals for the prior fiscal year.

Annual Performance-Based Bonus

      Tweeter’s executive officers are eligible to receive cash bonuses under an annual performance-based incentive program (“Incentive Program”) established each year by the Committee and approved by the Board of Directors. The Incentive Program is designed to motivate Tweeter’s employees to achieve Tweeter’s annual operating and financial goals. The executive officers participate in the Incentive Program. The Incentive Program allows the Committee to establish performance goals based on pre-tax earnings. The goals are established with the purpose of continuing Tweeter’s record of superior performance in comparison with its competitors.

      For the 2002 fiscal year, the Incentive Program measured Tweeter’s achievement of its target financial goals. The target goal was established early in the fiscal year as part of Tweeter’s budgeting process and was approved by the Committee. Consistent with the Committee’s compensation philosophy of tying a large percentage of total compensation to performance, the potential maximum bonus for each executive officer was a significant percentage of that individual’s salary for the year. For the 2002 fiscal year, the target bonus amounts ranged from 5 percent of base salary to 35 percent of base salary. The target bonus percentages were based upon the results of the Executive Compensation Survey for 2001 and the recommendations of an independent consulting firm.

      The amount of bonus payments in each fiscal year depends upon the extent to which Tweeter achieves its target financial and operational goals for the prior fiscal year. For the 2001 fiscal year, Tweeter achieved some, but not all, of the applicable goals. As a result, bonuses were paid in 2002 based on the 2001 fiscal year performance in an amount less than would have been paid had all of the goals been met.

      Tweeter’s performance for the 2002 fiscal year did not meet the key performance goals set as requirements for payment of bonuses in the 2003 fiscal year. As a result, no bonuses will be paid in the 2003 fiscal year.

Long-Term Incentive Compensation

      Grants under Tweeter’s stock incentive plans provide long-term incentive compensation and are a significant component of total compensation. These programs are a part of Tweeter’s performance-based incentive compensation rewarding officers as total stockholder value increases. For executive officers, grants under the stock incentive plans are made in the form of incentive stock options. For non-employee Directors, grants under the plan are in the form of nonqualified stock options.

      The Committee considers stock-based grants to be an important means of ensuring that executive officers have a continuing incentive to increase the long-term return to stockholders and the value of Tweeter’s stock. Stock-based grants also aid in retention of executives.

      Stock options generally vest and become exercisable ratably over a period of three years from the date of grant. The number of stock options to be granted to a particular executive officer is determined by the Committee. The Committee primarily uses a formula based on an individual’s target bonus for the fiscal year and the market price of Tweeter’s stock, as well as the results of compensation surveys to determine the appropriate grant size. Because the value of stock options is entirely a function of increases in the value of Tweeter’s stock, the Committee believes that this component of Tweeter’s compensation arrangement closely aligns the interests of the executive officers with those of Tweeter’s stockholders.

Chairman’s and Chief Executive Officer’s Compensation

      The Committee determined the compensation of Samuel Bloomberg and Jeffrey Stone, Tweeter’s Chairman and CEO, respectively, for the 2002 fiscal year in a manner consistent with the philosophy described above. The Committee approved an increase in salary based upon a review of comparable officers in the compensation peer group on a size-adjusted basis.

      In establishing the Chairman and CEO compensation, the Committee has compared their compensation with the compensation of the Chairmen and CEOs of the compensation peer group in relation to the relative performance of Tweeter with respect to the compensation peer group. The Committee also considered Mr. Bloomberg’s and Mr. Stone’s leadership skills in assembling and developing a strong management team and guiding Tweeter through its significant growth during the last eleven years, resulting in Tweeter’s continued financial success.

      In setting the fiscal 2002 compensation, the Committee also considered Tweeter’s performance during the 2001 fiscal year. In the 2001 fiscal year, Tweeter achieved some, but not all, of the goals set by the Committee as requirements for the payment of bonuses. As a result, Mr. Bloomberg and Mr. Stone received bonuses in fiscal 2002 that represented less than the amounts they would have earned had all of the goals been met.

      The Committee believes that Mr. Bloomberg’s and Mr. Stone’s compensation for the 2002 fiscal year was appropriate in light of all of the above considerations.

      Tweeter’s performance for the 2002 fiscal year did not meet the requirements set by the Committee for the payment of bonuses to Mr. Bloomberg and Mr. Stone in fiscal 2003. As a result, they will not be paid bonuses in the 2003 fiscal year.

COMPENSATION AND PERSONNEL COMMITTEE

Michael Cronin

Matthew Bronfman

PERFORMANCE GRAPH

      Since a nationally recognized index that would represent a peer group was not available, Tweeter has used the Russell 2000 to measure its performance. Tweeter believes that this index is representative of a peer group because it is composed of companies with similar market capitalization.

Proposal 2: Ratification of Selection of Auditors

      The Board of Directors has selected the firm of Deloitte & Touche LLP, independent certified public accountants, to serve as auditors for the fiscal year ending September 30, 2003. Deloitte & Touche LLP served as Tweeter’s auditors for fiscal year 2002.

Audit Fees

      The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of Tweeter’s annual financial statements for the fiscal year ended September 30, 2002 and for the reviews of the financial statements included in Tweeter’s Quarterly Reports on Form 10-Q for that fiscal year were $596,900.

Financial Information Systems Design and Implementation Fees

      The aggregate fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended September 30, 2002 were $0.

All Other Fees

      The aggregate fees billed by Deloitte for services rendered to Tweeter, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, for the fiscal year ended September 30, 2002 were $1,587,897.

      The Audit Committee considers the provision of the non-audit services to be compatible with maintaining the independence of Deloitte.

      A majority of the votes cast by the stockholders represented at the meeting, in person or by proxy, is required to approve this proposal. Representatives of Deloitte & Touche LLP will be present at the meeting to respond to appropriate questions, and they will have an opportunity, if they desire, to make a statement.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS AUDITORS.

Audit committee report

      The audit committee of the board of directors, composed entirely of independent directors (as independence is defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules), met five times during the fiscal year 2002. The committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of Tweeter and performs such other duties as directed by the board. The full responsibilities of the committee are set forth in its charter, which is reviewed and updated annually and approved by the board.

      In fulfilling its responsibilities, the committee recommended to the board, subject to shareholder approval, the selection of Deloitte & Touche LLP as the company’s outside auditors. In making this decision, the committee:

•	Discussed with the auditors the matters to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as may be modified or supplemented;

•	Received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), as may be modified or supplemented, and discussed with the auditors the auditors’ independence;

•	Discussed the overall audit process, receiving and reviewing all reports;

•	Involved the auditors in the committee’s review of Tweeter’s financial statements and related reports with management;

•	Provided to the auditors full access to the committee (and the board) to report on any and all appropriate matters; and

•	Discussed with the independent auditors all matters required to be reviewed by generally accepted auditing standards.

      The committee met with selected members of management and the auditors to review financial statements (including quarterly reports), discussing such matters as the quality of earnings; estimates, reserves and accruals; suitability of accounting principles; highly judgmental areas; and audit adjustments whether or not recorded.

      In addition, the committee considered the quality and adequacy of the company’s internal controls and the status of pending litigation, taxation matters and other areas of oversight to the financial reporting and audit process that the committee felt appropriate.

      Based on the review and discussions referred to above, the committee recommended to the board that the audited financial statements be included in Tweeter’s annual report on Form 10-K for the fiscal year ended September 30, 2002. Subsequent to such recommendation, the board approved such annual report on Form 10-K for filing with the Securities and Exchange Commission.

      The report and opinion of Deloitte & Touche LLP are filed separately in Tweeter’s annual report on Form 10-K and should be read in conjunction with the information contained in this section of the proxy statement and the review of the audited financial statements.

      Based upon its work and the information received in the inquiries outlined above, the committee is satisfied that its responsibilities under its charter for the period ending September 30, 2002 were met and that the financial reporting and audit processes of the company are functioning effectively.

THE AUDIT COMMITTEE

Michael Cronin

Matthew Bronfman
Steven Fischman

Other Business

      The Board of Directors of Tweeter is not aware of any matter, other than those described above that may come before the meeting. However, if any matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

Deadline For Receipt of Stockholder Proposals

      In order for a stockholder proposal to be considered for inclusion in Tweeter’s proxy materials for the 2004 annual meeting of stockholders, it must be received by Tweeter at 40 Pequot Way, Canton, MA 02021, Attention: Joseph McGuire, no later than August 1, 2003.

Annual Report

      A copy of Tweeter’s 2002 Annual Report to Stockholders is being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. Stockholders not receiving a copy of such Annual Report may obtain one, without charge, by writing to Joseph McGuire at Tweeter’s address set forth in the preceding paragraph, calling him at (781) 830-3314, or contacting him by e-mail at jmcguire@twtr.com.

Voting via the Internet or by Telephone

For Shares Directly Registered in the Name of the Stockholder.

      Stockholders with shares registered directly with EquiServe may vote those shares telephonically by calling EquiServe at 1-877-779-8683 (within the U.S. and Canada only, toll-free), or via the Internet at EquiServe’s voting Web site (www.eproxyvote.com/twtr).

For Shares Registered in the Name of a Broker or a Bank.

      A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may be able to vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

General Information for All Shares Voted Via the Internet or By Telephone.

      Votes submitted via the Internet or by telephone must be received by 12am E.S.T. on January 20, 2003. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to Tweeter’s operation that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely

Tweeter Home Entertainment Group, Inc.

DETACH HERE

PROXY

TWEETER HOME ENTERTAINMENT GROUP, INC.

40 Pequot Way

Canton, Massachusetts 02021

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Jeffrey Stone and Joseph McGuire, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Tweeter Home Entertainment Group, Inc. held of record by the undersigned on December 16, 2002 at the Annual Meeting of Stockholders to be held at the offices of Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, Massachusetts at 10:30 a.m., local time, on January 21, 2003 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Vote by Telephone	Vote by Internet
It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).	It’s fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:	Follow these four easy steps:
1. Read the accompanying Proxy Statement and Proxy Card.	1. Read the accompanying Proxy Statement and Proxy Card.
2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).	2. Go to the Website http://www.eproxyvote.com/twtr
3. Enter your Voter Control Number located on your Proxy Card above your name.	3. Enter your Voter Control Number located on your Proxy Card above your name.
4. Follow the recorded instructions.	4. Follow the instructions provided.

Your vote is important! Call 1-877-PRX-VOTE anytime!	Your vote is important! Go to http://www.eproxyvote.com/twtr anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

DETACH HERE

Please mark votes as in this example.

1. Election of Directors. Nominees: (01) Samuel Bloomberg, and (02) Michael Cronin	2. Ratify the appointment of Deloitte & Touche LLP as independent auditors.	FOR AGAINST ABSTAIN

FOR WITHHELD	3. In their discretion the proxies are authorized to vote upon any other business that may properly come before the meeting.

For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:	Signature:	Date: